Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes our common stock, par value $0.01 per share, of Navient Corporation, Preferred Stock, par value $0.20 per share, Debt Securities which are registered pursuant to Section 12 of the Securities Exchange Act of 1934. In this summary, the terms “we” and “our” refer to Navient Corporation and its consolidated subsidiaries, unless the context requires otherwise.

DESCRIPTION OF CAPITAL STOCK

Under our amended and restated certificate of incorporation, our authorized capital stock is 1,125,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.20 par value.

Common Stock

Navient’s authorized capital stock consists of 1,125,000,000 shares of common stock, par value $0.01 per share, and 20 million shares of preferred stock, par value $0.020 per share, all of which shares of preferred stock are undesignated. Navient’s board of directors may authorize the issuance of one or more series of preferred stock and establish, among other things, the rights, preferences and privileges of any such series of preferred stock from time to time without stockholder approval

Each holder of Navient common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Holders of Navient common stock are not be entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote on such amendment pursuant to our amended and restated certificate of incorporation or the General Corporation Law of the State of Delaware (the DGCL).

Subject to any preferential rights of the holders of any outstanding preferred stock, holders of Navient common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Navient, holders of its common stock are entitled to share ratably in its assets legally available for distribution after the payment or provision in full of all liabilities and any preferential rights of the holders of any then outstanding preferred stock.

Holders of Navient common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to shares of Navient common stock. Upon the distribution, all outstanding shares of Navient common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Navient common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Navient may authorize and issue in the future.

Preferred Stock

Under the terms of Navient’s amended and restated certificate of incorporation, its board of directors, or any duly authorized committee thereof, is authorized to issue up to 20 million shares of preferred stock in one or more series without further action by the holders of its common stock. Subject to the limitations prescribed by the DGCL and by Navient’s amended and restated certificate of incorporation, Navient’s board of directors, or any duly authorized committee thereof, may establish the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of each such series of preferred stock including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each such series.

Anti-Takeover Effects of Various Provisions of Delaware Law and Navient’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Provisions of the DGCL and Navient’s amended and restated certificate of incorporation and amended and restated by-laws could make it more difficult to acquire Navient by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, are intended to discourage certain types of coercive takeover practices and takeover bids that its board of directors may consider inadequate and to encourage persons seeking to acquire control of the company to first negotiate with Navient’s board of directors.

Size of Board and Vacancies. Navient’s amended and restated certificate of incorporation and amended and restated by-laws will provide that the number of directors on its board of directors will be fixed exclusively by its board of directors, subject to the rights of the holders of any outstanding preferred stock to elect directors. Any newly created directorship or any vacancy in Navient’s board of directors resulting from any increase in the authorized number of directors or the death, disability, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed to fill a vacancy on Navient’s board of directors not resulting from an increase in the size of the board will be appointed for the remaining term of his or her predecessor, and until his or her successor has been elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.

DESCRIPTION OF DEBT SECURITIES

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to those debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, each series of our debt securities will be issued under an indenture to be entered into between us and The Bank of New York Mellon, as trustee. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”).

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of that series of debt securities. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities.

These terms may include, among others, the following:

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the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;
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whether the debt securities will be senior, subordinated or junior subordinated;
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any applicable subordination provisions for any subordinated debt securities;
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the maturity date(s) or method for determining same;
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the interest rate(s) or the method for determining same;
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the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash, additional securities or some combination thereof;
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whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
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redemption or early repayment provisions;
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authorized denominations;
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if other than the principal amount, the principal amount of debt securities payable upon acceleration;
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place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
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whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;
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amount of discount or premium, if any, with which such debt securities will be issued;
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any additions to or changes in the covenants that apply to such debt securities;
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any additions or changes in the defaults and events of default applicable to the particular or series of debt securities being issued;
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the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
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the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
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our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
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any restriction or conditions on the transferability of the debt securities;
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provisions granting special rights to holders of the debt securities upon occurrence of specified events;
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additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
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additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;
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provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and
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any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).